Exhibit 5.1

[LETTERHEAD OF SHEARMAN & STERLING LLP]

October 24, 2006

CIT Group Inc.

1 CIT Drive

Livingston, New Jersey 07039

CIT Group Funding Company of Canada

c/o CIT Group Inc.

1 CIT Drive

Livingston, New Jersey 07039

CIT Group Funding Company of Canada

$500,000,000 5.60% Senior Notes due November 2, 2011

Fully, Unconditionally and Irrevocably Guaranteed by CIT Group Inc.

Ladies and Gentlemen:

We have acted as U.S. counsel to CIT Group Inc., a Delaware corporation (the “Guarantor”), and CIT Group Funding Company of Canada, an unlimited company organized under the laws of the Province of Nova Scotia, Canada (the “Issuer”), and an indirect wholly owned subsidiary of the Guarantor, in connection with the purchase and sale of $500,000,000 aggregate principal amount of the Issuer’s 5.60% Senior Notes due November 2, 2011 (the “Notes”), fully, unconditionally and irrevocably guaranteed by the Guarantor (the “Guarantees” and, together with the Notes, the “Securities”), pursuant to the Underwriting Agreement, dated as of October 24, 2006 (the “Underwriting Agreement”), among the Issuer, the Guarantor and each of the underwriters named on the signature pages thereto. The Notes are being issued pursuant to the Indenture, to be dated as of November 1, 2006 (the “Indenture”), among the Issuer, the Guarantor and The Bank of New York, as Trustee.

In that connection, we have reviewed originals or copies of the following documents:

(a)	The Underwriting Agreement.
(b)	The Indenture.
(c)	The Notes.

(d)	The Guarantees
(e)	The certificate of incorporation and by-laws of the Guarantor, as amended through July 28, 2005 and July 22, 2003, respectively.
(f)

The registration statement on Form S-3 (File No. 333-131159) filed by the Guarantor under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”) on January 20, 2006 and Post-Effective Amendment No. 1 thereto (the “Post-Effective Amendment”) filed by the Issuer and the Guarantor under the Securities Act with the Commission on October 24, 2006 (such registration statement as amended by the Post-Effective Amendment, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Registration Statement”).

(g)

The prospectus dated October 24, 2006, with respect to the offering of the Securities (the “Base Prospectus”), as supplemented by the prospectus supplement dated October 24, 2006 (the “Prospectus Supplement”) (the Base Prospectus, as supplemented by the Prospectus Supplement, in the form filed with the Commission pursuant to Rule 424(b) of the rules and regulations of the Commission under the Securities Act, including the documents incorporated by reference therein, being hereinafter collectively referred to as the “Prospectus”).

(h)

Originals or copies of such other corporate records of the Issuer and the Guarantor, certificates of public officials and of officers of the Issuer and the Guarantor and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review, we have assumed the genuineness of all signatures, the authenticity of the originals of the documents submitted to us and the conformity to authentic originals of any documents submitted to us as copies. We have further assumed, as to matters of fact, the truthfulness of the representations made in certificates of public officials and officers of each of the Issuer and the Guarantor; that the Indenture will be the legal, valid and binding obligation of each party thereto, other than the Issuer and the Guarantor, enforceable against each such party in accordance with its terms and that the Indenture and the Notes will be duly authorized, executed and delivered by the Issuer. We also have assumed that the execution, delivery and performance of the Indenture by each of the Issuer and the Guarantor will not (a) contravene (i) the certificate of incorporation or articles of association of the Issuer, or (ii) the certificate of incorporation or bylaws of the Guarantor, (b) violate any law, rule or regulation applicable to the Issuer or the Guarantor or (c) result in any conflict with or breach of any agreement or document binding on the Issuer or the Guarantor.

Based upon the foregoing, and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that:

1.

When the Indenture has been duly executed and delivered by each of the Issuer and the Guarantor, in accordance with the terms thereof, the Indenture will constitute the legal, valid and binding obligation of each of the Issuer and the Guarantor, enforceable against the Issuer and the Guarantor in accordance with its terms.

2.

When the Notes have been duly executed and delivered by the Issuer and authenticated by the Trustee in accordance with the Indenture and delivered and paid for as provided in the Underwriting Agreement, the Notes will be the legal, valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms and entitled to the benefits of the Indenture.

3.

The Guarantees have been duly authorized and when the Guarantees have been duly executed and delivered by the Guarantor, and when the Notes are duly issued and delivered in accordance with the Indenture, the Guarantees will be the legal, valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms and entitled to the benefits of the Indenture.

The opinions set forth above are subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and (ii) possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

Our opinions set forth above are limited to the law of the State of New York and the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law. In rendering the foregoing opinions, we assume no responsibility for, and have made no independent investigation of, matters governed by the laws of the Province of Nova Scotia, Canada, including the authorization by the Issuer of the Indenture and the Notes, and have ruled with respect thereto solely upon the opinion of Stewart McKelvey, special Nova Scotia counsel to the Issuer, also filed as an exhibit to the Registration Statement.

We express no opinion with respect to the enforceability of any indemnity against any loss in converting into a specified currency the proceeds or amount of a court judgment in another currency.

We understand that this opinion is to be used in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

MJS/TW/JR
AES